(m)(1)(i)

AMENDED SCHEDULE A

with respect to the

FOURTH AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

for

VOYA MUTUAL FUNDS

CLASS A SHARES

Maximum Combined Service and
Fund	Distribution Fees*
(as a percentage of average daily net assets)
Voya Diversified Emerging Markets Debt Fund	0.25%
Voya Global Bond Fund	0.25%
Voya Global High Dividend Low Volatility Fund1	0.25%
Voya Global Perspectives® Fund	0.25%
Voya International High Dividend Low Volatility
Fund	0.25%
Voya Multi-Manager Emerging Markets Equity
Fund	0.25%
Voya Multi-Manager International Small Cap
Fund	0.25%

Date last updated: November 19, 2020

1Voya Global High Dividend Low Volatility Fund (formerly, Voya Global Equity Fund, formerly, Voya Global Value Advantage Fund, formerly, Voya International Value Equity Fund, formerly, ING International Value Equity Fund, formerly, ING Global Value Choice Fund) Service Fee change effective January 2, 2008.

*Of this amount, up to 0.10% on an annualized basis of the average daily net assets may be paid with respect to distribution services.